RYAM Announces Fourth Quarter and Full Year 2023 Results
and Provides Improved Outlook for 2024
•Net sales for 2023 of $1,643 million, down $74 million from the prior year
•Loss from continuing operations for 2023 of $102 million inclusive of a $62 million non-cash impairment, down $75 million from the prior year
•Adjusted EBITDA from continuing operations for 2023 of $139 million
•Year-to-date cash provided by operating activities of $136 million; total debt of $777 million, a reduction of $76 million
•Adjusted Free Cash Flow year-to-date generation of $53 million; Net Secured Debt of $698 million
•Remained in compliance with our debt covenants with a net secured debt ratio of 4.2 times
•2024 Adjusted EBITDA guidance of $180 million to $200 million expected to drive $20 million to $40 million of Adjusted Free Cash Flow
JACKSONVILLE, Fla., February 27, 2024 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today reported results for the fourth quarter and full year 2023.
“Our EBITDA results for 2023 fell short of expectations reflecting soft demand for cellulose ethers products driven by weak construction activity, lower than expected demand in Paperboard and weak pricing in High-Yield Pulp and commodity pulp products. In response to weaker markets, we implemented cost-cutting measures and strategically scheduled market-driven downtime across all segments. Our primary focus shifted to generating free cash flow, driven predominantly by improvements in working capital and adhering to our lending commitments,” said De Lyle Bloomquist, RYAM’s President and Chief Executive Officer. “As a result, we concluded the year with $139 million in Adjusted EBITDA and $53 million of free cash flow and remained in compliance with our original debt covenants with a net secured debt ratio of 4.2 times Adjusted EBITDA.
“With an improving outlook aided by a competitor’s closure, coupled with our sales priority of value over volume, we anticipate better results for 2024. Higher pricing for our key cellulose specialties products, along with lower unit production costs for our High Purity Cellulose business, driven by improved productivity and lower key input and logistics costs, are expected to generate higher earnings for this segment. Furthermore, our new bioethanol facility is expected to commence operations in the first quarter of 2024. Paperboard and High-Yield Pulp are also expected to deliver improved results due to lower costs and higher production due to normalized demand. In total, we project an Adjusted EBITDA of $180 to $200 million and free cash flow of $20 to $40 million in 2024,” concluded Mr. Bloomquist.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Fourth Quarter 2023 Financial Results
The Company reported a net loss of $102 million, or $(1.57) per diluted share, for the year ended December 31, 2023, compared to a net loss of $15 million, or $(0.23) per diluted share, for the prior year. Loss from continuing operations for the year ended December 31, 2023 was $102 million, or $(1.57) per diluted share, compared to a loss from continuing operations of $27 million, or $(0.42) per diluted share, for the prior year.
The Company operates in the following business segments: High Purity Cellulose, Paperboard and High-Yield Pulp.
Net sales was comprised of the following for the periods presented:

	Three Months Ended			Year Ended
(in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
High Purity Cellulose	$347	$292	$384	$1,313	$1,336
Paperboard	55	57	67	219	250
High-Yield Pulp	25	25	58	136	160
Eliminations	(5)	(5)	(9)	(25)	(29)
Net sales	$422	$369	$500	$1,643	$1,717
Operating results were comprised of the following for the periods presented:

	Three Months Ended			Year Ended
(in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
High Purity Cellulose	$(49)	$(6)	$10	$(42)	$31
Paperboard	8	13	9	37	37
High-Yield Pulp	(5)	(6)	12	(3)	16
Corporate	(15)	(15)	(15)	(57)	(58)
Operating income (loss)	$(61)	$(14)	$16	$(65)	$26
High Purity Cellulose
Net sales for the year ended December 31, 2023 decreased $23 million, or 2 percent, to $1,313 million compared to the prior year. Included in the current and prior years were $98 million and $115 million, respectively, of other sales primarily from bio-based energy and lignosulfonates. Despite an 11 percent increase in cellulose specialties prices, total sales prices decreased 4 percent during the current year due to a 13 percent decrease in commodity prices. Total sales volumes increased 4 percent during the current year driven by a 39 percent increase in commodity volumes, partially offset by an 18 percent decrease in cellulose specialties volumes. Despite a significant increase in volume in the first quarter of 2023 due to improved customer contract terms, overall sales volumes for cellulose specialties were negatively impacted by significant customer destocking and market-driven demand declines, particularly in construction markets.
Net sales for the fourth quarter decreased $37 million, or 10 percent, to $347 million compared to the same prior year quarter. Included in the current and prior year quarters were $25 million and $31 million, respectively, of other sales primarily from bio-based energy and lignosulfonates. Despite an 8 percent increase in cellulose specialties prices, total sales prices decreased 6 percent during the current quarter due to a 22 percent decrease in commodity prices. Total sales volumes decreased 2 percent during the current quarter, driven by an 11 percent decrease in cellulose specialties volumes, partially offset by a 7 percent increase in commodity volumes. Sales volumes for cellulose specialties were negatively impacted by persistent customer destocking and market-driven demand declines, particularly in construction markets.
Operating results for the quarter and year ended December 31, 2023 declined $59 million and $73 million, respectively, compared to the same prior year periods driven by a $62 million non-cash impairment recorded in the fourth quarter of 2023 as a result of the optimization and realignment of the Company’s High Purity Cellulose assets. This realignment reflects a strategic decision expected to reduce commodity exposure and earnings volatility through the consolidation of commodity viscose production into the Temiscaming, Quebec plant and fluff production into the Jesup, Georgia plant’s C Line and allow the Company to better manage excess capacity of cellulose specialties by operating assets based on current demand for each end market.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Year over year, the higher cellulose specialties sales prices and commodity sales volumes and decreased key input and logistics costs were offset by the lower cellulose specialties sales volumes and commodity sales prices and higher labor costs due to inflation. Also contributing to the year-over-year decline in operating results were $8 million of energy cost offsets in 2022 from sales of energy savings certificates associated with Tartas, France operations, compared to only $1 million in 2023. In addition, the Company earned income on its investment in LTF in 2023 as compared to a loss in 2022.
In the current quarter, the higher cellulose specialties sales prices and commodity sales volumes, decreased key input, logistics and labor costs and the impact of the timing and extent of maintenance outages were offset by the lower cellulose specialties sales volumes and commodity sales prices.
Compared to the third quarter of 2023, the operating loss increased $43 million, primarily due to the $62 million non-cash impairment recorded in the fourth quarter and higher labor costs. Partially offsetting these charges was a 19 percent increase in total sales volumes, driven by a 29 percent increase in cellulose specialties volumes, as demand improved in the fourth quarter and volume increased after the closure of a competitor’s facility, and a 13 percent increase in commodity volumes, primarily fluff. Total sales prices increased 3 percent due to product mix, with near flat changes in both cellulose specialties and commodity prices. Lower key input and logistics costs and the impact of the timing and extent of maintenance outages during the year further offset the loss on impairment.
Paperboard
Net sales for the year ended December 31, 2023 decreased $31 million, or 12 percent, to $219 million compared to the prior year driven by a 13 percent decrease in sales volumes due to customer destocking. Sales prices increased slightly year over year. Net sales for the fourth quarter decreased $12 million, or 18 percent, to $55 million compared to the same prior year quarter driven by 7 percent and 12 percent decreases in sales prices and sales volumes, respectively, due to market-driven demand declines.
Operating income for the quarter and year ended December 31, 2023 decreased $1 million and was flat, respectively, compared to the same prior year periods. Year over year, lower purchased pulp, maintenance and logistics costs and the impact of maintenance and market-driven shutdowns were offset by the lower sales volumes. The current quarter decrease was driven by the lower sales prices and sales volumes that were largely offset by lower purchased pulp costs.
Compared to the third quarter of 2023, operating income decreased $5 million, driven by 1 percent and 3 percent decreases in sales prices and sales volumes, respectively, partially offset by lower purchased pulp costs.
High-Yield Pulp
Net sales for the year ended December 31, 2023 decreased $24 million, or 15 percent, to $136 million compared to the prior year driven by 12 percent and 5 percent decreases in sales prices and sales volumes, respectively. Net sales for the fourth quarter decreased $33 million, or 57 percent, to $25 million compared to the same prior year quarter driven by 37 percent and 34 percent decreases in sales prices and sales volumes. These quarter and year-over-year decreases were due to lower demand.
Operating results for the quarter and year ended December 31, 2023 declined $17 million and $19 million, respectively, compared to the same prior year periods. The quarter and year-over-year declines were driven by the lower sales prices and sales volumes and increased wood costs. The current quarter decreases were partially offset by lower logistics costs.
Compared to the third quarter of 2023, operating results improved $1 million, driven by 3 percent increases in both sales prices and sales volumes due to improved market demand, partially offset by higher key input and logistics costs.
Corporate
Operating loss for the quarter and year ended December 31, 2023 was flat and decreased $1 million, respectively, compared to the same prior year periods. Quarter and year-over-year improvements included lower variable compensation and other benefit costs that were largely offset by unfavorable foreign exchange rates in the current year as compared to favorable rates in the prior year. Additionally, higher costs were recognized related to ERP transformation project expenditures, discounting and financing fees incurred to facilitate working capital enhancements and advisory and professional expenses related to the Company’s senior notes refinancing. Also contributing to the year-over-year improvement were one-time severance costs incurred in the prior year. Compared to the third quarter of 2023, the operating loss was flat.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Non-Operating Income & Expense
Interest expense increased $5 million and $8 million during the quarter and year ended December 31, 2023, respectively, compared to the same prior year periods driven by an increase in the average effective interest rate on debt, partially offset by a decrease in the average outstanding balance of debt. Total debt decreased $76 million from December 31, 2022 to December 31, 2023.
Interest income increased $3 million during the year ended December 31, 2023 compared to the prior year primarily due to the timing of the receipt of the 2027 Term Loan proceeds and their subsequent use in the repayment of the 2024 Notes.
Also included in non-operating other income in the year ended December 31, 2023 was a $2 million gain on a passive land sale and a pension settlement loss of $2 million.
Included in non-operating other income in the year ended December 31, 2022 was a $5 million net gain associated with the monetization of the GreenFirst common shares received in connection with the sale of the Company’s lumber and newsprint assets in 2021.
Income Taxes
The effective tax rate on the loss from continuing operations for the quarter and year ended December 31, 2023 was a benefit of 26 percent and 24 percent, respectively. The 2023 effective tax rates differed from the federal statutory rate of 21 percent primarily due to different statutory tax rates in foreign jurisdictions, U.S. tax credits, return-to-accrual adjustments related to previously filed tax returns and changes in the valuation allowance on disallowed interest deductions.
The effective tax rate on the income from continuing operations for the quarter ended December 31, 2022 was a benefit of 130 percent. The effective tax rate on the loss from continuing operations for the year ended December 31, 2022 was an expense of 4 percent. The most significant items creating a difference between the 2022 effective tax rates and the statutory rate of 21 percent were changes in the valuation allowance on disallowed interest deductions, nondeductible executive compensation, U.S. tax credits, tax return-to-accrual adjustments on filed returns and interest received from tax overpayments.
Discontinued Operations
During the year ended December 31, 2023, the Company recorded a pre-tax gain of $2 million related to a reduction in the rates applied to Canada softwood lumber exports to the U.S. during 2021 and a $2 million loss related to the settlement of a claim pursuant to the representations and warranties in the asset purchase agreement.
During the year ended December 31, 2022, the Company recorded a pre-tax gain of $16 million related to a reduction in the rates applied to Canada softwood lumber exports to the U.S. during 2020. Cumulative through December 31, 2023, the Company has recorded total gains of $40 million related to USDOC administrative reviews, which are included as a long-term receivable within “other assets” in the Company’s consolidated balance sheets.
Cash Flows & Liquidity
For the year ended December 31, 2023, the Company generated operating cash flows of $136 million, which were driven by increased cash inflows from working capital, partially offset by payments on income taxes and deferred energy liabilities associated with Tartas plant operations.
For the year ended December 31, 2023, the Company used $128 million in its investing activities related to net capital expenditures, which included $45 million of strategic capital spending focused on the investment in the 2G bioethanol plant in Tartas, advancement of the Company’s ERP transformation project, which will enhance its operating and reporting systems, and improved cost efficiency throughout the Company.
For the year ended December 31, 2023, the Company used $87 million in its financing activities primarily for the redemption of its 2024 senior notes and repayment of borrowings under its credit facility and other long-term debt, the payment of issuance costs related to new term loan financing and the repurchase of common stock to satisfy tax withholding requirements related to the issuance of stock under Company incentive stock plans. These outflows were partially offset by the net proceeds received from the new term loan financing and borrowings under the credit facility.
The Company ended the year with $199 million of global liquidity, including $76 million of cash, borrowing capacity under the ABL Credit Facility of $118 million and $5 million of availability under the France factoring facility.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

In January 2024, the Company amended the 2027 Term Loan to increase the maximum consolidated secured net leverage ratio that it must maintain in the fourth quarter of 2023 and through its 2024 fiscal year. The amendment provides the Company with the operational flexibility to execute its strategic initiatives in 2024. In addition, should the Company exceed the 4.50 to 1.00 maximum ratio established by the original agreement in any of these quarters, it will incur a fee of 0.25% of the principal balance outstanding at the end of the applicable quarter. The Company incurred total fees of $3 million related to this amendment, including $1 million in legal and advisory fees recorded to selling, general and administrative expense in the fourth quarter of 2023, and $2 million in lender fees that will be recorded as deferred financing costs in the first quarter of 2024 and amortized to interest expense over the remaining term of the loan.
As of the fourth quarter, the Company’s consolidated secured net leverage ratio was 4.2 times.
2024 Outlook
In October 2023, the Company announced that it engaged a financial advisor to explore the potential sale of its Paperboard and High-Yield Pulp assets located at its Temiscaming site. The process is ongoing for this strategic review, which is consistent with the Company’s commitment to align its portfolio with its long-term growth strategy and provide flexibility to pay down debt, reduce leverage and minimize earnings volatility.
Excluding any assets sales, the Company expects to generate between $180 and $200 million of Adjusted EBITDA in 2024.
The following market assessment represents the Company’s current outlook of its business segments’ future performance.
High Purity Cellulose
Average sales prices for cellulose specialties in 2024 are expected to increase by a low single-digit percentage as compared to average sales prices in 2023. Sales volumes for cellulose specialties are expected to remain flat compared to 2023 as increased volumes from the closure of a competitor’s plant are offset by a favorable change in customer contract terms in the first quarter of 2023 that is not expected to repeat in 2024. Demand for RYAM cellulose specialties will be mixed. Acetate is expected to experience moderate destocking. Ethers volumes are anticipated to improve albeit at lower than historical levels. Other cellulose specialties volumes will benefit from the closure of a competitor’s facility. Demand for RYAM commodity products remains resilient with fluff and viscose prices expected to improve from the fourth quarter of 2023, however not to the level of realized prices in early 2023. Commodity sales volumes are expected to increase in 2024 as the Company focuses on improving productivity, with fluff volume expected to improve due to higher demand and both viscose and paper pulp sales volume expected to decrease. Raw material input and logistics costs are expected to be lower in 2024. Additionally, the Company expects to commission its bioethanol facility in Tartas, France in the first quarter of 2024. With a gradual ramp up, the Company expects to deliver $4 million of EBITDA from bioethanol in 2024, growing to $8 million to $10 million beginning in 2025. Overall, EBITDA is expected to remain relatively flat in the first quarter of 2024 compared to the fourth quarter of 2023, with a strong finish in the back half of 2024.
Paperboard
Paperboard prices in 2024 are expected to decrease slightly as compared to the fourth quarter of 2023, while sales volumes are expected to improve as production is ramped up to meet improved customer demand. Raw material prices are expected to increase as purchased pulp prices are forecast to increase from fourth quarter 2023 levels. Overall, EBITDA is expected to remain flat sequentially.
High-Yield Pulp
High-yield pulp prices are expected to increase in the first quarter of 2024 as the Company captures the value of higher index pricing from the latter part of the fourth quarter of 2023. Sales volumes are also expected to increase in the first quarter as production is ramped up to meet customer demand. Overall, the Company expects to generate positive EBITDA from this segment in the coming quarter.
Corporate
Corporate costs are expected to be flat or increase slightly in 2024 as the Company completes the final year of its multi-year ERP implementation. The project will enhance the Company’s operating and reporting systems and is expected to drive additional improvements and efficiencies beginning in 2025.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Biomaterials Strategy
As previously announced at the Company’s Investor Day in October 2023, the Company is investing in new products to provide both increased end market diversity and incremental profitability. These new products will target the growing green energy and products markets. The commissioning of the bioethanol facility is a significant milestone towards the Company’s goal of generating $42 million of annual EBITDA from these new products by 2027. The Company is progressing several other initiatives and expects to make announcements on the progress of these initiatives throughout the year.
Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Wednesday, February 28, 2024 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAM.com. A replay of this webcast will be archived on the company’s website shortly after the call.
Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, March 13, 2024. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13743743.
About RYAM
RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM generated an estimated $1.6 billion of revenue in 2023. More information is available at www.RYAM.com.
Contacts

Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “target,” “believe,” “intend,” “plan,” “forecast,” “anticipate,” “guidance” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. Forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-K for the year ended December 31, 2023. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-K.
The Company’s operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in the Company’s securities, you should carefully read and consider these risks, together with all other information in the Company’s Annual Report on Form 10-K and other filings and submissions to the SEC, which provide more information and detail on the risks described below. If any of the events described in the following risk factors occur, the Company’s business, financial condition, operating results and cash flows, as well as the market price of the Company’s securities, could be materially adversely affected. These risks and events include, without limitation: Macroeconomic and Industry Risks The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by geopolitical conflicts and related impacts. The Company is subject to risks associated with epidemics and pandemics, which could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows. The businesses the Company operates are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can materially adversely affect the Company’s business, financial condition, results of operations and cash flows. Changes in the availability and price of raw materials and energy and continued inflationary pressure could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is subject to material risks associated with doing business outside of the United States. Foreign currency exchange fluctuations may have a material adverse impact on the Company’s business, financial condition and results of operations. Restrictions on trade through tariffs,
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect the Company’s ability to access certain markets. Business and Operational Risks The Company’s ten largest customers represented approximately 40 percent of 2023 revenue and the loss of all or a substantial portion of revenue from these customers could have a material adverse effect on the Company’s business. A material disruption at any of the Company’s manufacturing plants could prevent the Company from meeting customer demand, reduce sales and profitability, increase the cost of production and capital needs, or otherwise materially adversely affect the Company’s business, financial condition and results of operations. Unfavorable changes in the availability of, and prices for, wood fiber may have a material adverse impact on the Company’s business, financial condition and results of operations. Substantial capital is required to maintain the Company’s production facilities, and the cost to repair or replace equipment, as well as the associated downtime, could materially adversely affect the Company’s business. The Company faces substantial asset risk, including the potential for impairment related to long-lived assets and the potential impact to the value of recorded deferred tax assets. The Company depends on third parties for transportation services and unfavorable changes in the cost and availability of transportation could materially adversely affect the Company’s business. Failure to maintain satisfactory labor relations could have a material adverse effect on the Company’s business. The Company is dependent upon attracting and retaining key personnel, the loss of whom could materially adversely affect the Company’s business. Failure to develop new products or discover new applications for existing products, or inability to protect the intellectual property underlying new products or applications, could have a material adverse impact on the Company’s business. Loss of Company intellectual property and sensitive data or disruption of manufacturing operations due to a cybersecurity incident could materially adversely impact the business. Regulatory and Environmental Risks The Company’s business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how the Company conducts business and its financial results. The potential longer-term impacts of climate-related risks remain uncertain at this time. Regulatory measures to address climate change may materially restrict how the Company conducts business or adversely affect its financial results. Financial Risks The Company may need to make significant additional cash contributions to its retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. The Company has debt obligations that could materially adversely affect the Company’s business and its ability to meet its obligations. Covenants in the Company’s debt agreements may impair its ability to operate its business. Challenges in the commercial and credit environments may materially adversely affect the Company’s future access to capital. The Company may require additional financing in the future to meet its capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Common Stock and Certain Corporate Matters Risks Stockholders’ ownership in RYAM may be diluted. Certain provisions in the Company’s amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of its common stock.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted income from continuing operations and adjusted net debt. The Company believes these non-GAAP financial measures provide useful information to its Board of Directors, management and investors regarding its financial condition and results of operations. Management uses these non-GAAP financial measures to compare its performance to that of prior periods for trend analyses, to determine management incentive compensation and for budgeting, forecasting and planning purposes.
The Company does not consider these non-GAAP financial measures an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they may exclude significant expense and income items that are required by GAAP to be recognized in the consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures are provided below. Non-GAAP financial measures are not necessarily indicative of results that may be generated in future periods and should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except share and per share information)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net sales	$422	$369	$500	$1,643	$1,717
Cost of sales	(395)	(360)	(456)	(1,555)	(1,594)
Gross margin	27	9	44	88	123
Selling, general and administrative expense	(17)	(22)	(23)	(76)	(91)
Foreign exchange gain (loss)	(2)	1	—	(3)	4
Asset impairment	(62)	—	—	(62)	—
Other operating expense, net	(7)	(2)	(5)	(12)	(10)
Operating income (loss)	(61)	(14)	16	(65)	26
Interest expense	(22)	(21)	(17)	(74)	(66)
Gain on GreenFirst equity securities	—	—	—	—	5
Other income, net	1	4	3	7	11
Income (loss) from continuing operations before income tax	(82)	(31)	2	(132)	(24)
Income tax (expense) benefit	21	5	2	32	(1)
Equity in loss of equity method investment	—	(1)	—	(2)	(2)
Income (loss) from continuing operations	(61)	(27)	4	(102)	(27)
Income from discontinued operations, net of tax	—	2	—	—	12
Net income (loss)	$(61)	$(25)	$4	$(102)	$(15)

Basic earnings per common share
Income (loss) from continuing operations	$(0.94)	$(0.41)	$0.06	$(1.57)	$(0.42)
Income from discontinued operations	—	0.02	—	—	0.19
Net income (loss) per common share	$(0.94)	$(0.39)	$0.06	$(1.57)	$(0.23)

Diluted earnings per common share
Income (loss) from continuing operations	$(0.94)	$(0.41)	$0.05	$(1.57)	$(0.42)
Income from discontinued operations	—	0.02	—	—	0.19
Net income (loss) per common share	$(0.94)	$(0.39)	$0.05	$(1.57)	$(0.23)

Shares used in determining EPS
Basic EPS	65,356,895	65,343,418	63,983,818	65,108,397	63,910,010
Diluted EPS	65,356,895	65,343,418	66,213,467	65,108,397	63,910,010
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	December 31,
	2023	2022
Assets
Cash and cash equivalents	$76	$152
Other current assets	499	538
Property, plant and equipment, net	1,075	1,151
Other assets	533	507
Total assets	$2,183	$2,348

Liabilities and Stockholders’ Equity
Debt due within one year	$25	$14
Other current liabilities	351	340
Long-term debt	752	839
Non-current environmental liabilities	160	160
Other liabilities	148	166
Total stockholders’ equity	747	829
Total liabilities and stockholders’ equity	$2,183	$2,348

B

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Year Ended December 31,
	2023	2022
Operating Activities
Net loss	$(102)	$(15)
Adjustments to reconcile net loss to cash provided by operating activities:
Income from discontinued operations	—	(12)
Depreciation and amortization	140	135
Asset impairment	62	—
Other	(22)	12
Changes in working capital and other assets and liabilities	58	(51)
Cash provided by operating activities	136	69

Investing Activities
Capital expenditures, net of proceeds	(128)	(138)
Cash used in investing activities-continuing operations	(128)	(138)
Cash provided by investing activities-discontinued operations	1	44
Cash used in investing activities	(127)	(94)

Financing Activities
Changes in debt	(71)	(73)
Other	(16)	—
Cash used in financing activities	(87)	(73)

Net decrease in cash and cash equivalents	(78)	(98)
Net effect of foreign exchange on cash and cash equivalents	2	(3)
Balance, beginning of period	152	253
Balance, end of period	$76	$152
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Average Sales Prices ($ per metric ton)
High Purity Cellulose	$1,248	$1,215	$1,331	$1,273	$1,330
Paperboard	$1,441	$1,459	$1,557	$1,491	$1,478
High-Yield Pulp (external sales)	$504	$489	$802	$606	$685

Sales Volumes (thousands of metric tons)
High Purity Cellulose	259	217	265	955	918
Paperboard	38	39	43	147	169
High-Yield Pulp (external sales)	40	39	61	182	191

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)
EBITDA and Adjusted EBITDA by Segment(a)

	Three Months Ended December 31, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$(49)	$9	$(5)	$(16)	$(61)
Depreciation and amortization	32	3	—	1	36
Interest expense, net	—	—	—	21	21
Income tax benefit	—	—	—	(21)	(21)
EBITDA-continuing operations	(17)	12	(5)	(15)	(25)
Asset impairment	62	—	—	—	62
Adjusted EBITDA-continuing operations	$45	$12	$(5)	$(15)	$37

	Three Months Ended September 30, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$(5)	$14	$(6)	$(30)	$(27)
Depreciation and amortization	32	3	1	—	36
Interest expense, net	—	—	—	19	19
Income tax benefit	—	—	—	(5)	(5)
EBITDA-continuing operations	27	17	(5)	(16)	23
Loss on debt extinguishment	—	—	—	1	1
Adjusted EBITDA-continuing operations	$27	$17	$(5)	$(15)	$24

	Three Months Ended December 31, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$11	$10	$12	$(29)	$4
Depreciation and amortization	34	4	1	—	39
Interest expense, net	—	—	—	15	15
Income tax benefit	—	—	—	(2)	(2)
EBITDA-continuing operations	45	14	13	(16)	56
Gain on debt extinguishment	—	—	—	(1)	(1)
Adjusted EBITDA-continuing operations	$45	$14	$13	$(17)	$55

(a)EBITDA-continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA-continuing operations is defined as EBITDA-continuing operations adjusted for items that management believes are not representative of core operations. EBITDA and Adjusted EBITDA are non-GAAP measures used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.

E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
EBITDA and Adjusted EBITDA by Segment(a) (Continued)

	Year Ended December 31, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$(41)	$39	$(3)	$(97)	$(102)
Depreciation and amortization	123	13	2	2	140
Interest expense, net	—	—	—	69	69
Income tax benefit	—	—	—	(32)	(32)
EBITDA-continuing operations	82	52	(1)	(58)	75
Asset impairment	62	—	—	—	62
Pension settlement loss	—	—	—	2	2
Adjusted EBITDA-continuing operations	$144	$52	$(1)	$(56)	$139

	Year Ended December 31, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$33	$39	$17	$(116)	$(27)
Depreciation and amortization	117	14	2	2	135
Interest expense, net	—	—	—	64	64
Income tax expense	—	—	—	1	1
EBITDA-continuing operations	150	53	19	(49)	173
Pension settlement loss	—	—	—	1	1
Severance	—	—	—	4	4
Gain on debt extinguishment	—	—	—	(1)	(1)
Adjusted EBITDA-continuing operations	$150	$53	$19	$(45)	$177

	Annual Guidance
	2024
	Low	High
Loss from continuing operations	$(34)	$(14)
Depreciation and amortization	140	140
Interest expense, net	75	75
Income tax benefit(b)	(1)	(1)
EBITDA and Adjusted EBITDA-continuing operations	$180	$200

(a)EBITDA-continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA-continuing operations is defined as EBITDA-continuing operations adjusted for items that management believes are not representative of core operations. EBITDA and Adjusted EBITDA are non-GAAP measures used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
(b)Estimated using the statutory rates of each jurisdiction and ignoring all permanent book-to-tax differences.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
Adjusted Free Cash Flow - Continuing Operations(a)

	Year Ended December 31,
	2023	2022
Cash provided by operating activities-continuing operations	$136	$69
Capital expenditures, net	(83)	(104)
Adjusted free cash flow-continuing operations	$53	$(35)

	Annual Guidance Range
	2024
	Low	High
Cash provided by operating activities-continuing operations	$105	$125
Capital expenditures, net	(85)	(85)
Adjusted free cash flow-continuing operations	$20	$40

(a)Adjusted free cash flows-continuing operations is defined as cash provided by (used in) operating activities-continuing operations adjusted for capital expenditures, net of proceeds from the sale of assets and excluding strategic capital expenditures. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock.
G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions, except per share information)
Adjusted Net Debt and Net Secured Debt(a)

	December 31,
	2023	2022
Debt due within one year	$25	$14
Long-term debt	752	839
Total debt	777	853
Unamortized premium, discount and issuance costs	20	6
Cash and cash equivalents	(76)	(152)
Adjusted net debt	721	707
Unsecured debt	(23)	(327)
Net secured debt	$698	$380

(a)Adjusted net debt is defined as the amount of debt after the consideration of debt premium, discount and issuance costs, less cash. Net secured debt is defined as the amount of debt after the consideration of debt premium, discount and issuance costs, less cash and unsecured debt.
Adjusted Income (Loss) from Continuing Operations(a)

	Three Months Ended						Year Ended
	December 31, 2023		September 30, 2023		December 31, 2022		December 31, 2023		December 31, 2022
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (loss) from continuing operations	$(61)	$(0.94)	$(27)	$(0.41)	$4	$0.05	$(102)	$(1.57)	$(27)	$(0.42)
Asset impairment	62	0.95	—	—	—	—	62	0.96	—	—
Pension settlement loss	—	—	—	—	—	—	2	0.04	1	0.01
Severance	—	—	—	—	—	—	—	—	4	0.06
(Gain) loss on debt extinguishment	—	—	1	0.01	(1)	(0.01)	—	—	(1)	(0.01)
Tax effect of adjustments	(15)	(0.23)	—	—	—	—	(15)	(0.24)	—	—
Adjusted income (loss) from continuing operations	$(14)	$(0.22)	$(26)	$(0.40)	$3	$0.04	$(53)	$(0.81)	$(23)	$(0.36)

(a)Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations adjusted net of tax for items that management believes are not representative of core operations.
H